Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS ANNOUNCES EARNINGS FOR THIRD QUARTER 2014
PHILADELPHIA, November 5, 2014 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced results for the third quarter 2014. Adjusted EBITDA for the three months ended September 30, 2014 was $246 million, a $65 million increase compared to the third quarter 2013. Net income attributable to partners for the third quarter 2014 was $155 million ($0.50 per limited partner unit diluted), compared with $78 million ($0.23 per limited partner unit diluted) for the third quarter 2013. Highlights include:

•	Distributable cash flow of $194 million for the third quarter 2014

•	Twenty-one percent distribution increase to $1.53 (annualized) compared to the third quarter 2013

•	Distribution coverage ratio of 1.57x for the nine months ended September 30, 2014

•	Ended the quarter with a Debt-to-Adjusted EBITDA ratio of 3.2x calculated in accordance with our credit agreement

•	Completed an overnight public offering of 7.7 million common units in support of our expansion capital program

•	Filed a registration statement for additional authorization of $1 billion under our at-the-market ("ATM") offering program

•	Continued development of pipeline projects to support production of crude oil from West Texas and New Mexico
"The third quarter was another strong earnings period as we made $246 million in EBITDA, our second highest to date," said Michael Hennigan, President and Chief Executive Officer. "Our crude oil segments performed very well.  In addition, we continue to expand our Terminals Facilities segment and Mariner West has enhanced the profitability of our products pipelines."
In regard to Permian Longview & Louisiana Extension, Hennigan said, "We are pleased to announce a successful open season for Permian Longview & Louisiana Extension.  This project will enable us to provide takeaway capacity out of the basin at Midland and be transported to the Longview area, as well as destinations in Louisiana utilizing a combination of our proprietary crude oil system as well as third-party pipelines.  The very prolific production areas of West Texas and New Mexico have grown significantly, and we are excited to be able to develop projects to deliver this increasing production to market."
On the recently launched Delaware Basin Extension open season, Hennigan said, "Our latest announced project would reach back in the Permian to a rapidly growing area of production called the Delaware Basin where there is increased demand for takeaway pipeline capacity to transport barrels to the crude oil hub at Midland, Texas.  Delaware Basin Extension would provide an initial capacity of 100,000 barrels per day with the ability to increase that level as production grows."

DETAILS OF THIRD QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended September 30,
	2014	2013	Variance
	(in millions)
Crude Oil Pipelines	$95	$98	$(3)
Crude Oil Acquisition and Marketing	66	18	48
Terminal Facilities	61	47	14
Refined Products Pipelines	24	18	6
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$246	$181	$65
(1) For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.
Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment decreased $3 million to $95 million compared to the prior year period. The decrease was due primarily to lower average pipeline revenue per barrel and higher operating expenses which included lower pipeline operating gains. These negative impacts were largely offset by higher throughput volumes largely attributable to expansion projects placed in service in 2013 to support the demand for transportation of West Texas crude oil.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment increased $48 million to $66 million. The increase in Adjusted EBITDA was primarily attributable to higher crude oil margins driven by expanded crude oil differentials compared to the prior year period. Increased crude oil volumes resulting from higher market demand and the expansion of our crude oil trucking fleet also contributed to the increase.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment increased $14 million due primarily to improved contributions from our bulk marine terminals, and higher volumes and increased margins from our refined products and natural gas liquids acquisition and marketing activities.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment increased $6 million compared to the prior year period. The increase was due primarily to operating results from the Mariner West project, which commenced operations in the fourth quarter 2013. This improvement was partially offset by lower pipeline operating gains.
FINANCING UPDATE
Net interest expense was $14 million for the three months ended September 30, 2014 compared to $22 million for the prior year period. These amounts included amortization of $3 and $5 million, respectively, on the fair value adjustments recorded on our long-term debt. Excluding these non-cash items, net interest expense decreased $10 million compared to the prior year period due primarily to higher capitalized interest associated with our expansion capital program. This was partially offset by higher interest expense attributable to the April 2014 issuance of $1.0 billion of senior notes and higher borrowings under our credit facilities.
In the third quarter 2014, we issued 2.8 million units under our $250 million ATM program for $129 million of net proceeds. Net proceeds were $231 million from units issued under the program year-to-date. All remaining units authorized under the $250 million ATM program were issued during October 2014.

In September 2014, we completed an overnight public offering of 7.7 million common units. The net proceeds of $362 million were used to repay outstanding borrowings under our $1.50 billion revolving credit facility and for general partnership purposes. We also filed a registration statement in September 2014 which will allow us to issue up to an additional $1.0 billion of common units directly to the public under our ATM program.

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2014	2013
	(in millions)
Expansion	$1,840	$598
Maintenance	47	37
Acquisitions	80	60
Investment in joint venture interests	75	—
Total	$2,042	$695
Our expansion capital spending for the nine months ended September 30, 2014 included projects to: invest in the previously announced Mariner and Allegheny Access projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand the service capabilities of our refined products and natural gas liquids acquisition and marketing business; and upgrade the service capabilities at our bulk marine terminals. We expect total expansion capital spending, excluding acquisitions and investment in joint venture interests, to be approximately $2.5 billion in 2014. Maintenance capital spending is expected to be approximately $70 million in 2014. We expect these expenditures to be funded from cash provided by operations, borrowings under our credit facilities, and with proceeds from debt and equity offerings.
INVESTOR CALL
We will host a conference call regarding third quarter results on Thursday, November 6, 2014 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-866-395-4189. International callers should dial 1-203-369-0477.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, refined products and natural gas liquids that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014, and in the Partnership’s subsequent Form 8-K and 10-Q filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended September 30,
	2014	2013	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$4,915	$4,528	$387

Cost of products sold	4,581	4,287	294
Operating expenses	48	36	12
Selling, general and administrative expenses	37	33	4
Depreciation and amortization expense	77	68	9
Total costs and expenses	4,743	4,424	319
Operating Income	172	104	68
Interest cost and debt expense, net	(38)	(25)	(13)
Capitalized interest	24	3	21
Other income	7	7	—
Income Before Provision for Income Taxes	165	89	76
Provision for income taxes	(8)	(8)	—
Net Income	157	81	76
Less: Net Income attributable to noncontrolling interests	(2)	(3)	1
Net Income Attributable to Partners	$155	$78	$77

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$155	$78	$77
Less: General Partner's interest	(49)	(31)	(18)
Limited Partners' interest in Net Income	$106	$47	$59

Net Income per Limited Partner unit: (1)
Basic	$0.50	$0.23

Diluted	$0.50	$0.23

Weighted Average Limited Partners' units outstanding: (1)
Basic	212.5	207.6

Diluted	213.8	208.7

(1)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Nine Months Ended September 30,
	2014	2013	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$14,213	$12,351	$1,862

Cost of products sold	13,308	11,534	1,774
Operating expenses	105	87	18
Selling, general and administrative expenses	101	100	1
Depreciation and amortization expense	220	196	24
Total costs and expenses	13,734	11,917	1,817
Operating Income	479	434	45
Interest cost and debt expense, net	(101)	(72)	(29)
Capitalized interest	50	14	36
Other income	18	16	2
Income Before Provision for Income Taxes	446	392	54
Provision for income taxes	(21)	(23)	2
Net Income	425	369	56
Less: Net Income attributable to noncontrolling interests	(7)	(8)	1
Net Income Attributable to Partners	$418	$361	$57

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$418	$361	$57
Less: General Partner's interest	(131)	(88)	(43)
Limited Partners' interest in Net Income	$287	$273	$14

Net Income per Limited Partner unit: (1)
Basic	$1.37	$1.32

Diluted	$1.36	$1.31

Weighted Average Limited Partners' units outstanding: (1)
Basic	209.6	207.6

Diluted	210.8	208.5

(1)	Amounts reflect the second quarter 2014 two-for-one unit split.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	September 30, 2014	December 31, 2013
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$58	$39

Advances to affiliated companies (1)	$—	$239

Revolving credit facilities	$560	$235
Senior Notes	2,975	2,150
Unamortized fair value adjustments (2)	109	120
Unamortized bond discount	(4)	(2)
Total Debt	$3,640	$2,503

Sunoco Logistics Partners L.P. equity	$6,894	$6,204
Noncontrolling interests	124	121
Total Equity	$7,018	$6,325

(1)
Represented cash held by an affiliate in connection with our participation in a centralized cash management program. In the fourth quarter 2013, we established separate cash accounts and began to transition to processing our own cash receipts and disbursements. We have completed the transition and ceased participation in the cash management program.

(2)
In connection with the application of push-down accounting, our senior notes were adjusted to fair value upon the closing of the acquisition of our general partner by Energy Transfer Partners, L.P. on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$144	$139	$413	$356
Crude Oil Acquisition and Marketing	4,497	4,244	13,023	11,550
Terminal Facilities	298	177	868	536
Refined Products Pipelines	46	34	127	96
Intersegment eliminations	(70)	(66)	(218)	(187)
Total sales and other operating revenue	$4,915	$4,528	$14,213	$12,351

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$95	$98	$292	$247
Crude Oil Acquisition and Marketing	66	18	131	200
Terminal Facilities	61	47	244	171
Refined Products Pipelines	24	18	67	43
Total Adjusted EBITDA	$246	$181	$734	$661

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of barrels per day ("bpd"))	2,204	1,976	2,126	1,817
Pipeline revenue per barrel (cents)	70.8	76.3	71.2	71.7

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	894	716	863	754
Gross profit per barrel purchased (cents) (1)	85.9	33.9	61.4	103.0
Average crude oil price (per barrel)	$97.21	$105.82	$99.60	$98.17

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	420	432	418	434
Nederland terminal	1,262	968	1,266	917
Refinery terminals	297	495	290	421

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	582	577	552	566
Pipeline revenue per barrel (cents)	85.5	64.3	84.4	62.0

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)		(in millions)
Net Income	$157	$81	$425	$369
Interest expense, net	14	22	51	58
Depreciation and amortization expense	77	68	220	196
Provision for income taxes	8	8	21	23
Non-cash compensation expense	4	4	12	10
Unrealized gains on commodity risk management activities	(21)	(8)	(14)	(12)
Amortization of excess investment in joint venture interests	1	—	2	1
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	6	6	17	16
Adjusted EBITDA (1)	246	181	734	661
Interest expense, net	(14)	(22)	(51)	(58)
Provision for current income taxes (2)	(9)	(7)	(25)	(18)
Amortization of fair value adjustments on long-term debt	(3)	(5)	(11)	(17)
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(10)	(10)	(26)	(21)
Maintenance capital expenditures	(16)	(15)	(47)	(37)
Distributable cash flow attributable to noncontrolling interests	(3)	(5)	(10)	(13)
Contributions attributable to acquisition from affiliate	3	3	9	6
Distributable Cash Flow (1) (2)	$194	$120	$573	$503

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the third quarter 2014, we changed our definition of distributable cash flow to conform to the presentation utilized by Energy Transfer Partners, L.P., the controlling member of our general partner. This change did not have a material impact on our distributable cash flows. Prior period amounts have been recast to conform to current presentation.